Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exela Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-222973, 333-219494, and 333-219157) on Form S-3 and the registration statement (No. 333-222743) on Form S-8 of Exela Technologies, Inc. of our report dated March 22, 2021, with respect to the consolidated balance sheets of Exela Technologies, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Exela Technologies, Inc.

Our report dated March 22, 2021, on the consolidated financial statements, refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Detroit, Michigan
March 22, 2021